EXHIBIT 99.1

HYCROFT MINE OXIDE GOLD RESOURCE INCREASES TO 1.9
MILLION OUNCES

Reno, Nevada, September 3, 2008 -- Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; AMEX: ANV) announced a new reserve and resource calculation for the Company’s Hycroft Mine (“Hycroft”) located near Winnemucca, Nevada. This reserve estimate incorporates the results of exploration drilling and engineering work completed over the past year.

The Company has completed an oxide infill drilling program and has completed the detailed engineering and cost estimates required to properly categorize the oxide reserve and resource. The additional drill holes and engineering work resulted in both an increase in the total resources at Hycroft and an increase in proven and probable oxide gold and silver reserves. The overall waste to ore ratio has declined to 1.2 from 1.52.

“The increase in the oxide ore reserve and resource will extend the mine life at Hycroft and increase the cash flow generating potential of the oxide portion of the property. Additional exploration drilling, metallurgical testing and mine planning work is underway to determine ways to further enhance the economics of the oxide project.” Says Scott A. Caldwell, President.

Based upon the new ore reserve of 1,143,178 ounces of gold, current production plans project that the Company can produce an average of approximately 100,000 ounces of gold per annum for 7 years. Metallurgical test work is underway to optimize the recovery of gold and silver and annual production levels.

For the remainder of the year, the Company plans to continue its oxide and sulfide exploration drilling program and will release another resource estimate for Hycroft in the first quarter of 2009. The Company currently has four reverse circulation exploration drill rigs and a core exploration drill rig operating at Hycroft. The Company plans to focus its drilling program on the Brimstone and Silver Camel areas.

GOLD RESERVE AND RESOURCES

	MEASURED AND INDICATED
		Grade (oz/ton)	Contained Ounces
	Tons (000s)	Gold	Gold
Oxide Proven and Probable	73,159	0.016	1,143,178
Oxide Measured and Indicated	68,175	0.012	841,849
Total Measured and Indicated	141,334	0.014	1,985,027

	INFERRED (1)
		Grade (oz/ton)	Contained Ounces
	Tons (000s)	Gold	Gold
Oxide Inferred Resource (In Situ)	144,816	0.012	1,760,196
Oxide Inferred Resource (Crofoot Pad)	35,353	0.009	318,173
Sulfide Inferred Resource	199,435	0.020	3,958,798
Total Inferred	379,604	0.016	6,037,167

Notes:

(1)	The reserve and resource calculations are as of September 3, 2008.
(2)	Oxide reserves and resources are reported at a cut-off grade of 0.005 ounces of gold per ton and an assumed gold price of $650 per ounce.
(3)

In addition to independent data verification, the Company’s normal data verification procedures have been used in collecting, compiling, interpreting and processing the data used to estimate mineral reserve and mineral resources.

(4)	The company has begun metallurgical test work to determine optimum gold recovery.
(5)	A different processing method and plant, and all associated permits and regulatory approvals, are required to recover gold and silver from the sulfide mineralization.

SILVER RESOURCES

	MEASURED AND INDICATED
		Grade (oz/ton)	Contained Ounces
	Tons (000s)	Silver	Silver
Oxide Measured	17,199	0.757	13,012,201
Oxide Indicated	11,791	0.763	8,995,403
Total Measured and Indicated	28,990	0.759	22,007,604

	INFERRED (1)
		Grade (oz/ton)	Contained Ounces
	Tons (000s)	Silver	Silver
Oxide Inferred Resource	5,406	0.772	4,172,999
Sulfide Inferred Resource	84,050	0.755	63,464,952
Total Inferred	89,456	0.756	67,637,951

Notes:

(1)	The inferred resource calculations are as of September 3, 2008.
(2)	Oxide inferred resources are reported at a cut-off grade of 0.362 ounces of silver per ton.
(3)

Scott Wilson of Scott E. Wilson Consulting, Inc. in Denver, Colorado, an independent resource estimate consultant for Allied Nevada Gold Corp., has reviewed the technical information contained in this press release. The NI 43-101 compliant report related to this press release will be filed on SEDAR and will be posted on Allied Nevada’s website within the timeframe specified in NI 43-101.

(4)

Scott E. Wilson Consulting Inc. has recommended an ordinary kriging estimate as the preferred method of determining the resource estimate. Inferred resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 25 feet long x 25 feet wide x 25 feet tall with estimation parameters determined by variography.

(5)

Mineral resources that are not mineral reserves do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by the inability to obtain required environmental and other regulatory approval, environmental or operating permits. The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver. Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.

(6)	A different processing method and plant, and all associated permits and regulatory approvals, are required to recover gold and silver from the sulfide mineralization.

About Hycroft

Allied Nevada’s 100% owned Hycroft Mine is located 54 miles west of Winnemucca, Nevada. Historically, more than 80 million tons of oxide ore at an average grade of 0.020 oz Au/ton was mined and processed at Hycroft, producing one million ounces of gold and two million ounces of silver.

Operational activities commenced at the Hycroft Mine during the third quarter of 2008 and are proceeding as per management’s expectations. Recruiting of nearly all key personnel at the mine is complete. Mining and leaching activities at the Company’s Hycroft Mine have commenced. Ore is being loaded on to existing leach pads, and solutions are being applied to the ore. Construction of the leach pad expansion is complete. Minor repairs of existing infrastructure are underway and are expected to be completed in the third quarter of 2008. Construction of a new site refinery has begun and is scheduled for completion in the third quarter of 2008. The Hycroft Mine expects to produce gold in the fourth quarter of 2008 and the Company expects to achieve full production capacity in 2009.

The Hycroft development project involves reopening the Brimstone oxide open pit mine which has been on a care and maintenance program since 1998. The plan will involve the mining and processing of oxide ore with the heap leach extraction process. Gold and silver will be produced by utilizing a “run of mine” heap leach process and a Merrill Crowe gold recovery plant. Based upon historic gold recovery of Brimstone ores, gold recovery is estimated to average 56.6%.

Total capital, working capital and operating costs of attaining full production capacity at Hycroft are expected to be approximately $56 million:

Millions
Capital expenditures	$ 33.5
Working capital requirements	14.5
Operating expenses	8.0
Expenditures prior to attainment of commercial production	$ 56.0

As of June 30, 2008, approximately $22 million of these expenditures have been incurred, leaving approximately $34 million of expenditures remaining to achieve full production capacity.

The total capital expenditures of $33.5 million include the following major expenditures:

•

$24.8 million for the purchase of a mining fleet and ancillary equipment. These expenditures include the costs of purchasing, transporting, and rebuilding the used Komatsu mining fleet, the acquisition of a production drill and a Komatsu dozer under capital leases, and associated service vehicles and other ancillary equipment to operate a mine.

•

$3.0 million related to the mining of overburden. Total costs of removing the overburden from the Brimstone deposit are expected to be approximately $10.0 million. Under US GAAP guidance, $3.0 million of this total expenditure will be capitalized and the remainder will be treated as an operating expense.

•

$2.8 million for the expansion of the Brimstone leach pad. The expansion of the Brimstone leach pad has been split into three phases with the first phase being completed during the third quarter of 2008. The remaining two phases will be completed in 2009 and 2010 and will be funded from operating cash flows.

•	$1.3 million for the construction of a new refinery.
•	$1.6 million required for general site improvements and other capital.

The working capital requirements of $14.5 million include the work-in-process inventories maintained on the heap leach pad and the supplies inventory to operate the mine. The operating expenses of $8.0 million represent the startup expenditures and the mining of the overburden that must be expensed prior to attainment of commercial production. All of the information above can be found in the Company’s technical report entitled “Technical Report – Hycroft Mine” dated June 18, 2008 prepared by Scott E. Wilson Consulting Inc..

In a press release dated May 8, 2008, the Company had previously announced a resource estimate that included Oxide Reserves and Measured and Indicated Resources of 1,011,600 ounces of gold and Oxide and Sulfide Inferred Resources of 5,244,053 ounces of gold and 74,930,220 ounces of silver.

(1) Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources: This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft; potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; reserve and resource estimates; expectations regarding the life of the Hycroft mine and the cashflow generated by the oxide portion of the property; expectations regarding the amount of future gold and silver production from the Hycroft mine; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada website at www.alliednevada.com.